Exhibit 10.24

Execution Copy

SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

This Supplemental Retirement Benefit Agreement (the “Agreement”) by and between Midland States Bancorp, Inc., located in Effingham, Illinois (the “Employer”), and Leon J. Holschbach (“Executive”), effective as of the 16th day of November 2015, formalizes the agreements and understanding between the Employer and Executive.

RECITALS

A.                                          Executive is employed by the Employer pursuant to that certain Transitional Employment Agreement, dated November 16, 2015 (the “Employment Agreement”).

B.                                          The Employment Agreement provides that the Employer shall provide certain additional retirement benefits to Executive in consideration for entering into the Employment Agreement.

C.                                          The Employer recognizes the valuable services Executive has performed for the Employer and wishes to encourage Executive’s continued employment through the Retirement Date (as defined in the Employment Agreement).

D.                                          The Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to Executive.

E.                                          The Employer and Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A.

F.                                           The Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for Executive, a member of a select group of management or highly compensated employee of the Employer.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.                                      Definitions.  For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings and unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Employment Agreement.

(a)                                 “Administrator” means the Board or its designee.

(b)                                 “Final Base Salary” means the Annual Base Salary (as defined in Employment Agreement) as in effect immediately prior to the Retirement Date.

(c)                                  “Beneficiary” means the person or persons designated in writing by Executive to receive benefits hereunder in the event of Executive’s death.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Effective Date” means November 16, 2015.

(f)                                   “Employment Agreement” means the Transitional Employment Agreement between Executive and the Employer, dated November 16, 2015.

(g)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h)                                 “Separation from Service” means a termination of Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability.  A Separation from Service may occur as of a specified date for purposes of the Agreement even if Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50 percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which Executive performed services for the Employer, if that is less than thirty-six (36) months).  A Separation from Service will not be deemed to have occurred while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides Executive with the right to reemployment with the Employer.  If Executive’s leave exceeds six (6) months but Executive is not entitled to reemployment under a statute or contract, Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period.  In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3).  The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

2.                                      Payment of Benefits.

(a)                                 Normal Retirement Benefit.  The Employer shall pay Executive an annual benefit in the amounts set forth in the table below with the annual benefit paid in equal monthly installments commencing on the first day of the month of each applicable year, with such payments commencing regardless of Executive’s employment status.

Year	Normal Retirement Benefit Amount
2019	50% of Final Base Salary
2020	40% of Final Base Salary
2021	30% of Final Base Salary

(b)                                 Early Termination Benefit.  If a Termination occurs during the Employment Period, the Employer shall pay Executive the full Normal Retirement Benefit in the same manner and the same times as provided for the Normal Retirement Benefits.

(c)                                  Voluntary Resignation.  In the event that Executive voluntarily resigns without Good Reason during the Employment Period, the Employer shall pay Executive the vested portion of the Normal Retirement Benefit based upon the vesting schedule below, and all unvested amounts shall be forfeited.

Vesting Date	Percent Vested	Aggregate Vested
December 31, 2016	33%	33%
December 31, 2017	33%	66%
December 31, 2018	34%	100%

(d)                                 Disability Benefit.  In the event Executive suffers a Disability prior to the Retirement Date, the Employer shall pay Executive the full Normal Retirement Benefit in the same manner and the same times as provided for the Normal Retirement Benefits.

(e)                                  Change of Control Benefit.  If a Termination occurs during a Covered Period, the Employer shall pay Executive the full Normal Retirement Benefit in a single lump sum within five (5) business days of such Termination, without reduction or discounting.

(f)                                   Death Prior to Commencement of Benefit Payments.  In the event Executive dies prior to the Retirement Date, the Employer shall pay the Beneficiary the full Normal Retirement Benefit in a single lump sum within five (5) business days of such Termination, without reduction or discounting.

(g)                                 Death Subsequent to Commencement of Benefit Payments.  In the event Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid Executive had Executive survived.

(h)                                 Termination for Cause.  If the Employer terminates Executive’s employment in a termination for Cause, then Executive shall not be entitled to any benefits under the terms of this Agreement.

(i)                                    Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder.  Distributions which would otherwise be made to Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service.  Rather, any distribution which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon Executive’s death.  All subsequent distributions shall be paid as they would have had this Section not applied.

(j)                                    Acceleration of Payments.  Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

(k)                                 Treatment of Payment as Made on Designated Payment Date.  Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

(l)                                    Facility of Payment.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

(m)                             Changes in Form of Timing of Benefit Payments.  The Employer and Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments.  Any such amendment:

(i)                                     must take effect not less than twelve (12) months after the amendment is made;

(ii)                                  must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change of Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(iii)                               must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(iv)                              may not accelerate the time or schedule of any distribution.

3.                                      Beneficiaries.

(a)                                 Designation of Beneficiaries.  Executive may designate any person to receive any benefits payable under the Agreement upon Executive’s death, and the designation may be changed from time to time by Executive by filing a new designation.  Each designation will revoke all prior designations by Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during Executive’s lifetime.  If Executive names someone other than Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by Executive’s spouse and returned to the Administrator.  Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases Executive or if Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

(b)                                 Absence of Beneficiary Designation.  In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by Executive, the Employer shall pay the benefit payment to Executive’s spouse.  If the spouse is not living then the Employer shall pay the benefit payment to Executive’s living descendants per stirpes, and if there no living descendants, to Executive’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by Executive’s personal representative, executor, or administrator.

4.                                      Administration.

(a)                                 Administrator Duties.  The Administrator shall be responsible for the management, operation, and administration of the Agreement.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary.  No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

(b)                                 Administrator Authority.  The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

(c)                                  Compensation, Expenses and Indemnity.  The Administrator shall serve without compensation for services rendered hereunder.  The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder.  Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

(d)                                 Employer Information.  The Employer shall supply full and timely information to the Administrator on all matters relating to Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

(e)                                  Compliance with Code Section 409A.  The Employer and Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to Executive or Beneficiary.  This Agreement shall be construed, administered and governed in a manner that effects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

5.                                      Amendment and Termination.

(a)                                 Agreement Amendment Generally.  Except as provided in Section 5(b), this Agreement may be amended only by a written agreement signed by both the Employer and Executive.

(b)                                 Amendment to Insure Proper Characterization of Agreement.  Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, (i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

(c)                                  Agreement Termination Generally.  Except as provided in Section 5(d), this Agreement may be terminated only by a written agreement signed by the Employer and Executive.  Such termination shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions shall be made at the earliest distribution event permitted under Section 2.

(d)                                 Effect of Complete Termination.  Notwithstanding anything to the contrary in Section 5(c), and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement.  In the event of such a complete termination, the Employer shall pay the full Normal Retirement Benefit to Executive in a single lump sum within five (5) business days of such termination.  Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(i)                                     Change of Control.  The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change of Control.  This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each employee who experienced the Change of Control so that Executive and any employees in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(ii)                                  Discretionary Termination.  The Employer may terminate and liquidate this Agreement provided that: (A) the termination does not occur proximate to a downturn in the financial health of the Employer; (B) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (C) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (D) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (E) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

6.                                      Miscellaneous.

(a)                                 No Effect on Other Rights.  This Agreement constitutes the entire agreement between the Employer and Executive as to the subject matter hereof.  No rights are granted to Executive by virtue of this Agreement other than those specifically set forth herein.  Nothing contained herein will confer upon Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with Executive without regard to the existence hereof.

(b)                                 Governing Law.  To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Illinois without regard to its conflicts of laws principles.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Effingham, Illinois.

(c)                                  Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

(d)                                 Nonassignability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

(e)                                  Unsecured General Creditor Status.  Payment to Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement.  The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  In the event that the Employer purchases an insurance policy insuring the life of Executive to recover the cost of providing benefits hereunder, neither Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

(f)                                   Life Insurance.  If the Employer chooses to obtain insurance on the life of Executive in connection with its obligations under this Agreement, Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

(g)                                 Suicide.  No benefit shall be distributed hereunder if Executive commits suicide.

(h)                                 Removal.  Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act.  Furthermore, any payments made to Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

(i)                                    Notice.  Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office.  Any notice or filing required or permitted to be given to Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of Executive or Beneficiary, as appropriate.  Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

(j)                                    Headings and Interpretation.  Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement.  Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

(k)                                 Alternative Action.  In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

(l)                                    Coordination with Other Benefits.  The benefits provided for Executive or the Beneficiary under this Agreement are in addition to any other benefits available to Executive under any other plan or program for employees of the Employer.  This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

(m)                             Inurement.  This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns, and Executive, Executive’s successors, heirs, executors, administrators, and the Beneficiary.

(n)                                 Tax Withholding.  The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement.  Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

(o)                                 Aggregation of Agreement.  If the Employer offers other non-qualified deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

MIDLAND STATES BANCORP, INC.		LEON J. HOLSCHBACH

By:	/s/ John M. Schultz	/s/ Leon J. Holschbach
Name:	John M. Schultz	[Signature]
Its:	Chairman

SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

Beneficiary Designation

I, Leon J. Holschbach, designate the following as Beneficiary under this Agreement:

Primary
%

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Contingent
%

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I understand that I may change this Beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death.  I further understand that the designation shall be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:	Date:

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named as Primary Beneficiary)

I consent to the Beneficiary designation above.  I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the Beneficiary designation shall be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Administrator this       day of                    , 20

By:

Title: